Filed pursuant to Rule 433

Registration No. 333-127610

UNITEDHEALTH GROUP INCORPORATED

5.250% NOTES DUE MARCH 15, 2011

FINAL TERM SHEET

Dated February 27, 2006

Issuer:	UnitedHealth Group Incorporated
Ratings:	A2/A
Security Type:	SEC Registered
Size:	$750,000,000
Maturity:	March 15, 2011
Coupon:	5.250%
Price:	99.840% of face amount
Yield to maturity:	5.286%
Spread to Benchmark Treasury:	0.63% (63 basis points)
Benchmark Treasury:	U.S. Treasury 4.500% due February 15, 2011
Benchmark Treasury Spot and Yield:	99-10; 4.656%
Trade Date:	February 27, 2006
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2006
Redemption Provisions:
Make-Whole Call:	At any time at a discount rate of U.S. Treasury plus 15 basis points
Settlement:	March 2, 2006 (T+3)
CUSIP:	91324PAP7
Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Co-Managers:	Banc of America Securities LLC
BB&T Capital Markets, a division of Scott and Stringfellow, Inc.
BNY Capital Markets, Inc.
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
KeyBanc Capital Markets, A Division of McDonald Investment Inc.
LaSalle Financial Services, Inc.
Lazard Capital Markets LLC
Lehman Brothers Inc.
Mellon Financial Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Keegan & Company, Inc.
NatCity Investments, Inc.
Piper Jaffray & Co.
PNC Capital Markets LLC
Greenwich Capital Markets, Inc.
The Williams Capital Group, L.P.
Wells Fargo Brokerage Services, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at 1-212-834-4533 (collect) or Citigroup Global Markets Inc. at 1-877-858-5407 (toll free).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.